Exhibit 5.1

OPINION OF COUNSEL

February 26, 2026

AvePoint, Inc.

901 East Byrd Street, Suite 900

Richmond, VA 23219

Re: AvePoint, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

I have acted as counsel for AvePoint, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (as it may be subsequently amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on February 26, 2026 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company. The Registration Statement relates to an aggregate of up to 10,758,146 shares of common stock of the Company, $0.0001 par value per share (the “Common Stock”), issuable under the AvePoint, Inc. 2021 Equity Incentive Plan (the “2021 EIP”), and an aggregate of up to 9,497,331 shares of Common Stock issuable under the AvePoint, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”).

In connection with this opinion, I have examined and relied upon such records, documents, and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth, including, but not limited to:

(i)	the organizational documents of the Company,
(ii)	the 2021 EIP,
(iii)	the 2021 ESPP, and
(iv)	the Registration Statement and the exhibits thereto.

In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies.

For purposes of this opinion, I have assumed that the Common Stock that may be issued pursuant to the 2021 EIP and the 2021 ESPP will continue to be duly authorized on the dates of such issuance.

The opinions expressed herein are limited in all respects to the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

a.	The Common Stock is duly authorized; and
b.	When issued pursuant to the 2021 EIP or the 2021 ESPP, respectively, the Common Stock will be validly issued, fully paid and nonassessable.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Securities Act, and I assume no obligation to (i) advise of facts or circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein or (ii) revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision, or otherwise after the date hereof. This letter is being rendered solely for the benefit of the Company in connection with the Registration Statement.

This opinion may not be furnished to or relied upon by any person or entity for any purpose without my prior written consent and is not to be used, circulated, quoted, or otherwise relied upon for any other purposes. The opinion expressed above is subject to the qualification that I express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing). I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Common Stock.

The opinion is further subject to (a) the effects of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws relating to or affecting the rights or remedies of creditors and judicial application of foreign laws or governmental actions affecting creditors’ rights; and (b) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible availability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing, and the discretion of the court before which a proceeding is brought. I express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary requirements, pension or employee benefit laws, usury laws, environmental laws, margin regulations, laws and regulations relating to commodities trading, futures and swaps; Financial Industry Regulatory Authority rules; National Futures Association rules; or the rules of any stock exchange, clearing organization, designated contract market or other regulated entity for trading, processing, clearing, or reporting transactions in securities, commodities, futures, or swaps, export control, anti-money laundering, and anti-terrorism laws, and laws governing foreign investments in the United States (without limiting other laws or rules excluded by customary practice).

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to me in such Registration Statement.

Sincerely,

/s/ Brian Michael Brown

Name: Brian Michael Brown

Title: Chief Legal and

Compliance Officer, and Secretary